OWINGS MILLS, Md., October 4/PRNewswire-FirstCall/ -- Medifast, Inc. (NYSE:MED) announced today that based on the current business outlook, the Company is updating full year guidance for the year ending December 31, 2007. The Company expects to report revenue of $81 to $83 million with after-tax profit of $.31 to $.33 per diluted share. Previously, the Company expected to report revenue of $85 to $88 million with after-tax profit of $0.45 to $0.46 per diluted share.

The year of 2007 has been largely focused on setting the stage for the near future and long term growth of the Medifast business. The Company made significant strategic investments in the internal capabilities of the business to drive revenues and to best capitalize on and retain future growth. This included building internal technical infrastructure, upgrading personnel capabilities, forming strategic alliances with industry leaders, and investing in future advertising campaigns to grow the awareness of the Medifast brand.

Included in these investments, was a substantial advertising spend utilized for testing unproven media campaigns, as well as integrating our TV, print, and web campaign to support the growth of the entire business model. The Company also ramped up its capabilities to better monitor and analyze the results of the advertising dollars spent. The Company believes this advertising spend, although not producing immediate results, was necessary to target venues the Company will pursue in its larger future media campaigns.

During the second and third quarters of 2007, the Company invested in celebrity endorsement contracts for the creation of a new adverting campaign. This campaign has proven to be more effective than past advertising campaigns. The successful results have been most evident in the web advertising spend, including increased banner ad click through rates as well as increased traffic from search engines. The television and print advertising campaigns have also shown increased effectiveness, however due to the timing of the rollout of these venues, the full impact is yet to be realized. Due to the late in the year launch of these campaigns and expected seasonality in the November and December holiday months, the Company will not recognize the major benefits of the proven campaigns until the following year.

In the fourth quarter of 2007 the Company plans to update the new campaign which will be launched in the first quarter of 2008. The updated campaign will highlight all of the essential investments made in the business over the course of 2007, and will feature our two celebrity spokeswomen, who have both lost significant weight on the Medifast program. The campaign will also feature the release of the new Medifast program, highlighting results associated with the advantages of our clinically proven products and our extensive choices for customer support.

We believe that the new campaign will be the most successful advertising campaign in Company history in acquiring both new customers as well as reactivating former Medifast customers. The proven strategy will now feature even slimmer celebrity spokeswomen along with the release of a new Medifast program. The upcoming campaign, along with the recent strategic investments to make the campaign more effective and to extend the customer's lifetime value will be driving forces to propel Medifast into strong future growth patterns. Programs recently implemented to increase Lifetime value and drive revenue include a newly built in-house call center, the launch of the consumer auto ship program, an enhanced customer web platform for ordering, and an improved version of the MyMedifast support community.

The Take Shape for Life division has been experiencing recent recruiting growth of over 100% as compared to the same time in 2006. This recent growth in health coaches can largely be attributed to a very well attended and successful 2007 National Convention. This shows not only the activity levels of health coaches increasing, but also the intensity of the health coach field. The Company believes that the growth in health coach activity is a positive trend that should continue, and will lead to significant revenue growth in the near future.

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The company has also begun the expansion of its Medifast Weight Control Centers in the Dallas market, and will be opening the Houston market in the first quarter of 2008. The Company believes this business will be a major driver of revenues and profits for the Medifast business as it continues to expand. The Company plans to continue the expansion of the Medifast Weight Control Centers with both additional corporate locations as well as offering the model through a franchise opportunity moving forward.

"We are very pleased with the proven results of our new advertising campaign featuring Genie Francis and Kristy Swanson and are excited to launch a completely updated campaign in the first quarter of 2008 that will further showcase the power of the clinically proven Medifast program. The updated campaign will highlight the fantastic results that can be achieved quickly and safely on Medifast by featuring our spokeswomen at their goal weights. The campaign will differentiate our brand in the marketplace with a new Medifast program and increased emphasis on the many ways we support our customers. We are also pleased with the organic growth in our Take Shape for Life organization and the anticipated expansion of Medifast Weight Control Centers and will continue to expand on our advertising message in 2008 to promote our extensive choices for customer support on the Medifast program. The strategic investments we've made in proving our new advertising model this fall as well as the upgrades to our web platform and call center technologies have placed Medifast in the position to realize significant revenue and profit growth in 2008," stated Michael S. McDevitt, Chief Executive Officer.

About Medifast:  (www.choosemedifast.com)

Medifast has been helping people lose weight and achieve better health for 25 years. Its meal replacement foods have been proven effective in multiple clinical studies, recommended by over 15,000 physicians and used by more than 1 million customers. Medifast offers its customers world-class customer service and nutrition support.

This release contains forward-looking statements which may involve known, and unknown risks, uncertainties and other factors that may cause Medifast's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Medifast cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectation on this date.


Contact: Medifast, Inc. (NYSE:MED)
         ir@medifastdiet.com
         Investor relations